TULOX PROPERTY PURCHASE AGREEMENT

THIS AGREEMENT is made as of the 7th day of May, 2007,

BETWEEN:	AMARC RESOURCES INC. a corporation duly incorporated pursuant to the laws of the Province of British Columbia, and having an office at 1020 – 800 West Pender Street, Vancouver, British Columbia V6C 2V6	(the "Vendor")
AND:	0789982 BC LTD., a corporation duly incorporated pursuant to the laws of the Province of British Columbia, and having an office at 630 – 1188 West Georgia Street, Vancouver, British Columbia V6E 4A2	(the "Purchaser")
AND:	SITEC VENTURES CORP., a corporation duly incorporated pursuant to the laws of the Province of British Columbia and having an office at 1008, 1030 W Georgia Vancouver, British Columbia V6E 2Y3	("Sitec")

WHEREAS:

A. The Vendor is the legal and beneficial owner of those certain mineral claims located in the Province of British Columbia which are collectively known as the "TULOX" property (the "Property"); and

B. The Vendor has agreed to sell to the Purchaser an undivided 100% interest in and to the Property, subject to the Royalty and Back In Right herein provided for, by issuance of shares of Sitec Ventures Corp. ("Sitec"), a public reporting company, and completing sufficient financing to perform work upon the Property with a view to place it into commercial production, as herein provided (the "Transaction");

C. The Purchaser purposes to assign the rights and obligations under this Agreement to Sitec, provided that Sitec agrees to comply with and be bound by the terms and conditions of the Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of Ten Dollars ($10) now paid by Purchaser to Vendor and for other good and valuable consideration, the receipt and sufficiency whereof is by Vendor hereby acknowledged, the parties agree as follows:

PART 1
DEFINITIONS

1.1 In this Agreement, except as otherwise expressly provided or as the context otherwise requires,

(a) "$" means Canadian dollars, the lawful currency of Canada.

(b) **"Back in Right"** means the right of the Vendor to re-acquire up to a 60% right title and interest in the Property by completing $10 million of Mineral Exploration Expenditures on the Property as contemplated in Part 9 hereof.

(c) **"Commencement of Commercial Production"** means

(i) if a concentrator is located on the Property, the last day of a period of 30 consecutive days in which, for not less than 10 days, such concentrator processed ore from the Property at 30% of its rated concentrating capacity, or

(ii) if no concentrator is located on the Property, the last day of the first period of 30 consecutive days during which ore has been shipped from the Property on a reasonably regular basis for the purpose of earning revenues,

but no period of time during which ore or concentrate is shipped from the Property for testing purposes, and no period of time during which milling operations are undertaken as initial start-up, will be taken into account in determining the date of Commencement of Commercial Production.

(d) **"Closing Date"** means September 15, 2007.

(e) **"Indemnified Claims"** means all loss, cost, liability, claim, damage (including incidental and consequential damage) or expense arising directly or indirectly from the assertion by any third party of any claim or other matter relating to claims, causes of action or suits pursuant to any Applicable Laws or in equity of whatsoever kind or nature, at common law, statutory or otherwise, whether accrued or unaccrued, whether known or unknown, whether now existing or that might arise hereafter, whether suspected or unsuspected, asserted or unasserted, foreseen or unforeseen, contingent or fixed, liquidated or unliquidated, including any claims for contribution and/or indemnity, and for all losses and damages of any kind, including claims for prejudgment interest, lost profits, consequential damages, exemplary damages, legal fees on a solicitor and his own client basis, costs, liens, fines, penalties, and all other expenses or damages.

(f) **"Legal Proceeding"** means any judicial, administrative or arbitral action, suit, proceeding (public or private), claim or governmental proceeding.

(g) **"Mill"** means the crusher, concentrator and other processing facilities to be constructed on, or in proximity to, the Property and to be used for the processing of mineralized material from the Property, whether or not in conjunction with or after production from any other mineral property.

(h) **"Mineral Exploration Expenditures"** means expenditures in relation to the property that are filed or qualified to be filed as assessment work defined as "technical exploration and

development" in accordance with regulations published under the *Mineral Tenure Act (British Columbia)*.

(i) **"Net Smelter Returns"** for any period means the revenue received by the Purchaser in that period from the sale of ores, concentrates and metals produced from the Property (exclusive of any treatment, refining or other like charges deducted by the smelter or refiner to whom the ore, concentrate or metal is shipped).

(j) **"Property"** means the mineral claims described in Schedule "A" hereto, and all mining leases and other mining interests derived from any such claims, any reference to any mineral claim comprised in the Property to include any mineral leases or other interests into which the mineral claim may have been converted.

(k) **"Property Rights"** means all licenses, permits, easements, rights-of-way, certificates and other approvals obtained by either of the parties either before or after the date of this Agreement and necessary for the development of the Property, or for the purpose of placing the Property into production or continuing production therefrom.

(l) **"Regulatory Approval"** means approval of the terms of this Agreement by any such regulatory organization or agency including any relevant stock exchange having jurisdiction over the subject matter of this transaction.

(m) **"Royalty"** has the meaning as set out in Part 8.

PART 2
REPRESENTATIONS AND WARRANTIES OF VENDOR

2.1 The Vendor represents and warrants to the Purchaser that:

(a) the Vendor is legally entitled to hold the Property and all mineral claims comprised therein, and all Property Rights held by the Vendor and will remain so entitled until all interests of Vendor in the Property (other than the Royalty) have been duly transferred to the Purchaser as contemplated hereby,

(b) the Vendor is, and at the time the transfer to the Purchaser of the Property, will be, the recorded holder or its lawful assign and the beneficial owner of all of the mineral claims comprising the Property, free and clear of all liens, charges and claims of others except as disclosed to the Purchaser and no taxes or rentals are due in respect of any thereof; the mineral claims comprised in the Property have been duly and validly located and recorded, and are in good standing in the office of the mining recorder or such other applicable regulatory agency having jurisdiction over the Property or the Purchaser and Vendor's respective interests therein,

(c) there is no adverse claim or challenge against or to the ownership of or title to any of the mineral claims comprising the Property, nor to the knowledge of Vendor is there any basis therefore, and there are no outstanding agreements or options to acquire or purchase the Property or any portion thereof, and no person other than Vendor, pursuant to the provisions hereof, has any royalty or other interest whatsoever in production from any of the mineral claims comprising the Property,

(d) the Vendor has duly obtained, or will prior to completion of the Transaction have obtained, all necessary authorizations for the execution of this Agreement and for the performance of this Agreement by the Vendor, and the consummation of the Transaction herein contemplated will not conflict with or result in any breach of any applicable laws, covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of agreement or other instrument whatsoever to which Vendor is a party or by which the Vendor is bound or to which it may be subject,

(e) no proceedings are pending for, and Vendor is unaware of any basis for the institution of any proceedings leading to, placing of Vendor in bankruptcy or subject to any other laws governing the affairs of insolvent persons.

2.2 The representations and warranties contained in Part 2.1 are provided for the exclusive benefit of the Purchaser, and a breach of any one or more thereof may be waived by the Purchaser in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty; and the representations and warranties contained in Part 2.1 will survive the execution hereof.

PART 3
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND SITEC

3.1 The Purchaser represents and warrants to the Vendor that:

(a) The Purchaser is a corporation duly incorporated and validly existing and in good standing under the laws of the Province of British Columbia.

(b) Neither the execution and delivery of this Agreement by the Purchaser nor the performance by the Purchaser of its obligations hereunder obliges the Purchaser to give notice to the Foreign Investment Review Agency under the Investment Canada Act.

(c) The Purchaser has all necessary corporate power, authority and capacity to enter into this Agreement and to complete the Transaction and perform its obligations hereunder and has obtained all necessary authorizations for the execution of this Agreement and for the performance of this Agreement by the Purchaser, and the consummation of the Transaction herein contemplated will not conflict with or result in any breach of any applicable laws, covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of agreement or other instrument whatsoever to which Purchaser is a party or by which the Purchaser is bound or to which it may be subject.

(d) There are no proceedings, whether legal, administrative or regulatory before any department board of authority existing, pending or threatened against the Purchaser.

3.2 Sitec represents and warrants to the Vendor that:

(a) Sitec is a corporation duly incorporated and validly existing and in good standing under the laws of the Province of British Columbia;

(b) Sitec has all necessary corporate power, authority and capacity to enter into this Agreement and to complete the Transaction and perform its obligations hereunder and has obtained all necessary authorization for the execution of this Agreement and for the performance of this Agreement by Sitec, and the consummation of the Transaction herein contemplated will not conflict with or result in any breach of any applicable laws, covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of agreement or other instrument whatsoever to which Sitec is a party or by which the Sitec is bound or to which it may be subject; EXCEPT FOR Cease Trade Order.

(c) the Sitec Shares to be issued to the Vendor will be duly authorized and validly issued as fully paid and non assessable shares in the capital of Sitec;

(d) there are no proceedings, whether legal, administrative or regulatory, before any department, board of authority existing, pending or threatened against Sitec; Subject to removal of CTO on Sitec.

(e) the authorized share capital of Sitec consists of 100 million common shares, and 100 million preferred shares, which as of the date hereof, 2,500,000 common shares and nil preferred shares were issued and are outstanding;

(f) no person, other than as set out herein, has any agreement, option, right or privilege (whether pre-emptive, contractual or otherwise) capable of becoming an agreement for the purchase, acquisition, subscription for or issue of any unissued shares of Sitec;

(g) on or before the Closing Date, there will be only one class of shares in the capital of Sitec and, including the 10,000,000 shares to be issued to the Vendor pursuant to Part 5, there will be no more than 18,750,000 shares issued and outstanding;

3.3 The representations and warranties contained in Sections 3.1 and 3.2 are provided for the exclusive benefit of Vendor and a breach of any one or more thereof may be waived by Vendor in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty; and the representations and warranties contained in Part 3.1 and 3.2 will survive the execution hereof.

3.4 Each of the Purchaser and Sitec jointly and severally confirms and acknowledges that it has full knowledge, understanding and disclosure of the Vendor's ownership, interest and rights in and to the Property, having made its own independent investigations. Each of the Purchaser and Sitec further acknowledges that the Vendor is not making any warranties or representations, express or implied, to the Purchaser or Sitec as to its ownership, interest and rights in and to the Property save as is expressly set forth in Part 2.

PART 4
ACQUISITION OF PROPERTY

4.1 Subject to regulatory approval, the Vendor hereby agrees to transfer to the Purchaser, subject to the terms of this Agreement, a 100% undivided interest in and to the Property free and clear of all charges, encumbrances and claims, save and except for those set out herein, on or before the Closing Date.

PART 5
CONSIDERATION FOR PROPERTY

5.1 In consideration for transfer of the Property, the Purchaser and Sitec shall, on or before the Closing Date,

(a) cause to be issued to the Vendor, 10,000,000 (ten million) voting common shares in the capital of Sitec (the "Sitec Shares") and Sitec agrees to issue the Sitec Shares to the Vendor on the Closing Date in accordance with the terms and conditions hereof; and

(b) grant to the Vendor the Royalty as contemplated by Part 8 hereof.

PART 6
OBLIGATIONS OF THE VENDOR AND THE PURCHASER

6.1 On or before the Closing Date, the Vendor will undertake to provide technical and other assistance to Sitec in preparing a technical report on the Property in compliance with National Instrument 43-101 with all data, maps and information necessary for the Purchaser or Sitec to proceed with finalization of the report by an independent Qualified Person, to be agreed upon by the Purchaser, Sitec, and the Vendor.

6.2 On or before the Closing Date, the Purchaser and Sitec shall:

(a) complete a financing to raise at least $100,000 to fund, inter alia, preliminary expenses and to receive partial revocation orders from the British Columbia and Alberta securities commissions permitting the mailout of a shareholder circular to approve, inter alia, the reactivation of Sitec and the issuance and sale of the Sitec Shares to the Vendor,

(b) conclude a financing to raise an additional amount of at least $750,000 by private placement, and

(c) secure a full listing and active status of Sitec on CNQ, the Canadian Trading and Quotation System Inc.

PART 7
PROPERTY TITLE AND TRANSFER

7.1 The Purchaser will be entitled to record all transfers of the Vendor's interest in the Property contemplated hereby at its own cost with the appropriate government office to effect legal transfer of the Property into the name of the Purchaser. Until such transfer, the Vendor will hold the Property subject to the terms of this Agreement.

PART 8
ROYALTY

8.1 Following the Commencement of Commercial Production, the Vendor will be paid a royalty (the "Royalty") equal to 3% of Net Smelter Returns, subject to adjustment due to exercise of the Back In Right.

8.2 In the event the Back In Right as described in Part 9 is exercised by the Vendor to reacquire a 60% interest in the Property, then the Royalty will be reduced to 1.2%.

8.3 After Commencement of Commercial Production, the Purchaser will, within 45 days after the end of each calendar quarter, furnish to the Vendor quarterly unaudited statements reviewed by the Purchaser's auditor, respecting operations on the Property, together with a statement of and payment of the Royalty for the quarter last completed.

8.4 Forthwith after the end of each calendar year beginning with the year in which Commencement of Commercial Production occurs, the Purchaser will furnish an audited Royalty statement for the year then completed ("Annual Statement") showing in reasonable detail the calculation of the Royalty including all credits and deductions added to or deducted from the amount paid to the Vendor not later than April 15 in each year.

8.5 The Vendor will have 45 days after receipt of the Annual Statement to question the accuracy thereof in writing.

8.6 The Vendor will be entitled to examine, on reasonable notice and during normal business hours, such books and records as are reasonably necessary to verify the calculation and payment of the Royalty to it from time to time, provided however that such examination shall not unreasonably interfere with or hinder the Purchaser's operations or procedures.

8.7 For the purposes of determining the Royalty, all receipts and disbursements in currency other than Canadian dollars shall be converted into Canadian dollars on the day of receipt or disbursement, as the case may be.

PART 9
BACK IN RIGHT

9.1 On completion of an aggregate amount of $5 million in Mineral Exploration Expenditures on the Property by the Purchaser or Sitec, the Vendor may obtain a 60% interest in the Property by completing an additional $10 million of Mineral Exploration Expenditures on the Property.

9.2 The Purchaser shall give the Vendor written notice on the date it has completed $5 million in Mineral Exploration Expenditures at which time the Vendor will have 90 days to elect to exercise its Back In Right.

PART 10
EXPLORATION AND OTHER ACTIVITIES

10.1 Each of the Purchaser and Sitec covenants and agrees with the Vendor that until this Agreement is terminated in accordance with Part 14, it will:

(a) diligently progress exploration activities on the Property to ensure that the mineral endowment potential of the Property is fully realized;

(b) at all times comply with all applicable laws and regulations in the conduct of its exploration activities and operations on the Property and in respect of the Property;

(c) other than in accordance with Part 12, ensure that the Property is at all relevant times duly registered in the name of the Purchaser, in good standing, free and clear of charges, encumbrances, liens or the like except those set out in Part 13;

(d) promptly advise the Vendor of any material adverse effect in relation to the Property or the Sitec Shares; and

(e) not relinquish, abandon, transfer, convey or dispose of any part of the Property other than in accordance with Part 12 or Part 13, as the case may be.

PART 11
POWER TO CHARGE PROPERTY

11.1 At any time after the Purchaser has acquired the Property, the Purchaser may grant mortgages, charges or liens (each of which is herein called a "mortgage") of and upon the Property or any portion thereof, any mill or other fixed assets located thereon, and any or all of the tangible personal property located on or used in connection with the Property to secure financing of development of the Property, provided that, unless otherwise agreed to by the Vendor it will be a term of each mortgage that the mortgagee or any person acquiring title to the Property upon enforcement of the mortgage will hold it subject to the rights of Vendor hereunder as if the mortgagee or any such person had executed this Agreement as party of the first part.

PART 12
ASSIGNMENTS

12.1 The Vendor may at any time either during the period prior to the Closing Date or thereafter, assign all or any portion of its interest in and to the Property and this Agreement, but such assignment shall not be effective until such time as:

(a) the Vendor provides written notice of the assignment to the Purchaser and Sitec; and

(b) the assignee executes and delivers to the Purchaser and Sitec an assignment agreement acceptable to each of the Purchaser and Sitec, acting reasonably, setting out that the assignee is subject to this Agreement as if it had executed this Agreement in place of the assigning party.

12.2 Neither the Purchaser nor Sitec may at any time either during the period prior to the Closing Date or thereafter, assign all or any portion of its interest in and to the Property and this Agreement without the prior written consent of the Vendor, which consent is not to be unreasonably withheld, and if consent for assignment is granted by the Vendor, such assignment shall not be effective until such time as:

(a) the assignor provides written notice of the assignment to the Vendor; and

(b) the assignee executes and delivers to the non-assigning party an assignment agreement acceptable to the non-assigning party, acting reasonably, setting out that the assignee is subject to this Agreement as if it had executed this Agreement in place of the assigning party.

12.3 No assignment by the Purchaser of any interest less than its entire interest in this Agreement and in the Property will, as between the Purchaser and the Vendor, discharge it from any of its obligations hereunder, but upon a transfer by the Purchaser of the entire interest in this Agreement held by it at the time (whether to one or more transferees and whether in one or in a number of successive transfers), the Purchaser will be deemed to be discharged from all obligations hereunder save and except for the payment of the Royalty or fulfilment of other contractual commitments accrued due before the date on which the Purchaser has assigned its entire interest in this Agreement and the Property and has no further interest in this Agreement.

PART 13
SURRENDER AND ACQUISITION OF PROPERTY INTERESTS BEFORE TERMINATION OF AGREEMENT

13.1 The Purchaser may at any time either before or after the Commencement of Commercial Production, elect to abandon any one or more of the mineral claims comprised in the Property by giving written notice to the Vendor of such intention.

13.2 For a period of 60 days after the date of delivery of such notice the Vendor may elect to have any or all of the mineral claims in respect of which such notice has been given transferred to it for no additional consideration by delivery of a request therefore to the Purchaser, whereupon the Purchaser will deliver the Vendor a Bill of Sale or other appropriate Deed or assurance in registrable form transferring such mineral claims to the Vendor.

13.3 The Purchaser covenants that any claim so transferred will be in good standing at the date of transfer and will remain in good standing for at least 180 days after the date of transfer.

13.4 If the Vendor fails to make request for the transfer of any mineral claims as aforesaid within such 60-day period, the Purchaser may then abandon such mineral claim without further notice to the Vendor.

13.5 Upon any such transfer or abandonment the mineral claims so transferred or abandoned will for all purposes of this Agreement cease to form part of the Property.

PART 14
TERMINATION

14.1 This Agreement shall remain in force until the earlier of:

(a) all mineral claims are abandoned or transferred to the Vendor in accordance with Part 13; or

8 ~ D.H.

(b) all producing mines on the Property have been closed.

PART 15
INDEMNIFICATION

15.1 The Purchaser and Sitec do hereby jointly and severally, unconditionally and irrevocably, agree to indemnify, defend and hold harmless the Vendor and its shareholders, constituent partners, officers, directors, employees, successors, assigns, attorneys, agents and representatives, past and future (collectively the "Vendor Indemnified Parties") from and against the entire amount of all Indemnified Claims and other costs of Legal Proceedings (either commenced, threatened or pending) incurred or to be incurred for, upon, or by reason of any matter, cause or thing arising prior to, on or following the Closing Date out of, in connection with, in any way related to or based on:

(a) a breach or non-fulfillment by either of them of any representation, warranty, covenant or agreement made or to be performed by either of them under this Agreement; and

(b) until this Agreement is terminated in accordance with Part 14 and except arising after the date hereof solely due to activities of the Vendor and agents, any environmental, health, or safety matter relating to the past, current or future facilities, properties, or activities of the Purchaser and Sitec in connection with the Property, including:

(i) losses, damages and expenses arising or under any applicable laws or the common law;

(ii) costs and obligations for reclamation, restoration, remediation, disposal, or clean-up of contamination or other environmental hazards; and

(iii) obligations, damages, fees, fines, recovery or remediation costs.

This indemnity shall be read liberally to give the Vendor Indemnified Parties the broadest possible protection.

PART 16
CONFIDENTIAL INFORMATION

16.1 No information furnished by the Purchaser to the Vendor hereunder in respect of the activities carried out on the Property by the Purchaser, or related to the sale of product derived from the Property, will be published by the Vendor without the written consent of the Purchaser, but such consent in respect of the reporting of factual data will not be unreasonably withheld, and such consent will not be required in respect of information required to be publicly disclosed pursuant to applicable securities rules or corporation laws.

PART 17
ARBITRATION

17.1 All questions or matters in dispute with respect to the accounting of moneys expended by the Purchaser as provided herein, or with respect to the calculation of or amounts taken into account in the determination of operating expenses, preproduction expenses and Net Smelter Returns will be submitted to arbitration pursuant to the terms hereof.

17.2 It will be a condition precedent to the right of any party to submit any matter to arbitration pursuant to the provisions hereof, that any party intending to refer any matter to arbitration gives not less than 30 days' prior written notice of its intention so to do to the other party together with particulars of the matter in dispute.

17.3 On the expiration of the 30 day notice period set out in Section 17.2, the party who gave such notice may proceed to refer the dispute to arbitration as provided in Section 17.4.

17.4 The party desiring arbitration will appoint one arbitrator, and will notify the other party of such appointment, and the other party will, within 15 days after receiving such notice, appoint an arbitrator, and the two arbitrators so named, before proceeding to act, will, within 15 days after the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator to act with them and be chairman of the arbitration herein provided for.

17.5 If the other party will fail to appoint an arbitrator within 15 days after receiving notice of the appointment of the first arbitrator, and if the two arbitrators appointed by the parties will be unable to agree on the appointment of the chairman, the chairman will be appointed under the provision of the *Commercial Arbitration Act* (British Columbia) (the "Act").

17.6 Except as specifically otherwise provided in this Part 17, the arbitration herein provided for will be conducted in accordance with the Act.

17.7 The chairman, or in the case where only one arbitrator is appointed, the single arbitrator, will fix a time and place in Vancouver, British Columbia, for the purpose of hearing the evidence and representations of the parties, and he will preside over the arbitration and determine all questions of procedure not provided for under the Act or this Part 17.

17.8 After hearing any evidence and representations that the parties may submit, the single arbitrator, or the arbitrators, as the case may be, will make an award (the "Award") and reduce it to writing, and deliver one copy thereof to each of the parties.

17.9 The expense of the arbitration will be paid as specified in the Award.

17.10 The parties may agree that the Award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, will be final and binding upon each of them.

PART 18
CLOSING

18.1 The closing of the Transaction contemplated in this Agreement will take place on the Closing Date, or such other date as is agreeable to the parties.

18.2 On the Closing Date the Vendors shall deliver to the Purchaser:

(a) executed transfer forms with respect to the claims comprising the Property in registerable form; and

(b) such other documents as may reasonably be required by the Purchaser and Sitec to complete the Transaction.

18.3 On the Closing Date, the Purchaser and Sitec shall deliver to the Vendor:

(a) certificates representing the Sitec Shares registered in the name of the Vendor;

(b) certified copy of the resolution of the shareholders of Sitec approving the Transaction and the reactivation of Sitec; and

(c) such other documents as may reasonably be required by the Vendor to complete the Transaction, including a legal opinion regarding valid issuance of the Sitec Shares as fully paid and non assessable shares.

PART 19
CLOSING CONDITIONS

19.1 The closing of the Transaction shall be subject to receipt of all required regulatory approvals.

19.2 The obligation of the Vendor to complete the Transaction is subject to the following additional conditions:

(a) The representations and warranties of the Purchaser and Sitec set out herein shall continue to be accurate as at the Closing Date.

(b) The shareholders of Sitec shall have approved the reactivation of Sitec by the requisite majority required under applicable legislation, regulation and rules.

(c) Delivery by the Purchaser and Sitec to the Vendor of all required documents and other items contemplated by Section 18.3 hereof.

19.3 The obligation of the Purchaser and Sitec to complete the Transaction is subject to the following conditions:

(a) The representations and warranties of the Vendor set out herein shall continue to be accurate as at the Closing Date.

(b) Delivery by the Vendor of all required documents and other items contemplated by Section 18.2 hereof.

PART 20
NOTICES

20.1 Each notice, demand or other communication required or permitted to be given under this Agreement will be in writing and will be sent by prepaid registered mail deposited in a post office in Canada addressed to the party entitled to receive it, or delivered to such party, at the address for such party specified above, in each case directed to the attention of the Secretary.

20.2 The date of receipt of such notice, demand or other communication will be the date of delivery thereof if delivered, or, if given by registered mail as aforesaid, will be deemed conclusively to be the third day after it is so mailed except in the case of interruption of postal services for any reason whatever, in which case the date of receipt will be the date on which the notice, demand or other communication is actually received by the addressee.

20.3 Either party may at any time and from time to time notify the other party in writing of a change of address and the new address to which notice will be given to it thereafter until further change.

PART 21
GENERAL

21.1 This Agreement constitute the entire Agreement between the parties hereto with respect to the subject matter hereof and cancels, supercedes, and relaces will supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.

21.2 No consent or waiver expressed or implied by either party in respect of any breach or default by the other in the performance of such other of its obligations hereunder will be deemed or construed to be a consent to or a waiver of any other breach or default.

21.3 The parties will promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interests from time to time of the parties in the Property.

21.4 This agreement shall be governed and interpreted in accordance with the laws of the Province of British Columbia.

21.5 Time shall be of the essence hereof.

21.6 This Agreement will enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

21.7 All references to currency shall be in Canadian dollars.

21.8 This Agreement and the Transaction contemplated herein is subject to receipt by the Parties of all required regulatory approvals.

21.9 This Agreement may be executed in one or more counterparts and may be delivered by facsimile or electronically, with all such counterparts being deemed to constitute one and the sure original instrument.

IN WITNESS WHEREOF the parties have executed this Agreement.

AMARC RESOURCES INC.

Per: ______________________ May 18, 2007
Authorized Signatory Date

Per: ______________________ May 18, 2007
Authorized Signatory Date

0789982 BC LTD.

Per: ______________________ May 23, 2007
Authorized Signatory Date

SITEC VENTURES CORP.

Per: ______________________ May 23. 07
Authorized Signatory Date

Subject to regulatory approval sec 3.2(d).

SCHEDULE A

Tenure Number	Claim Name	Owner	Map Number	Good To Date	Area (ha)
516001	JOE 1	146093 (100%)	092P	2008/dec/31	425.439
516002	JOE 2	146093 (100%)	092P	2008/dec/31	486.357
516004	JOE 3	146093 (100%)	092P	2008/dec/31	506.423
518115	JOE 4	146093 (100%)	092P	2007/aug/10	303.883
518117	JOE 5	146093 (100%)	092P	2007/aug/10	506.494
518118	JOE 6	146093 (100%)	092P	2007/aug/10	506.266
518119	JOE 7	146093 (100%)	092P	2008/dec/31	465.740
518882	JOE 8	146093 (100%)	092P	2007/aug/10	486.439
518883	JOE 9	146093 (100%)	092P	2007/aug/10	486.635
518884	JOE 10	146093 (100%)	092P	2007/aug/10	506.842
518885	JOE 11	146093 (100%)	092P	2007/aug/10	506.854
518911	JOE 12	146093 (100%)	092P	2007/aug/11	465.645
518912	JOE 13	146093 (100%)	092P	2008/dec/31	506.074
518913	JOE 14	146093 (100%)	092P	2008/dec/31	485.848
518914	JOE 15	146093 (100%)	092P	2008/dec/31	465.757
518915	JOE 16	146093 (100%)	092P	2008/dec/31	506.480
518916	JOE 17	146093 (100%)	092P	2008/dec/31	486.436
518918	JOE 18	146093 (100%)	092P	2007/aug/10	486.619
518919	JOE 19	146093 (100%)	092P	2007/aug/10	486.839
518920	JOE 20	146093 (100%)	092P	2007/aug/10	486.841
518921	JOE 21	146093 (100%)	092P	2007/aug/10	486.844
518922	JOE 22	146093 (100%)	092P	2007/aug/10	486.848
518923	JOE 23	146093 (100%)	092P	2007/aug/10	486.859
518924	JOE 24	146093 (100%)	092P	2007/aug/10	486.775
518929	JOE 25	146093 (100%)	092P	2008/dec/31	486.024
518930	JOE 26	146093 (100%)	092P	2008/dec/31	485.849
518931	JOE 27	146093 (100%)	092P	2008/dec/31	101.296
519082	JOE 28	146093 (100%)	092P	2008/dec/31	505.888
519084	JOE 29	146093 (100%)	092P	2008/dec/31	505.889
519085	JOE 30	146093 (100%)	092P	2008/dec/31	505.887
519086	JOE 31	146093 (100%)	092P	2007/aug/10	505.891
519087	JOE 32	146093 (100%)	092P	2007/aug/10	505.898
519088	JOE 33	146093 (100%)	092P	2011/dec/31	505.649
519090	JOE 34	146093 (100%)	092P	2011/dec/31	505.652
519091	JOE 35	146093 (100%)	092P	2008/dec/31	505.652
519092	JOE 36	146093 (100%)	092P	2007/aug/10	505.656
519093	JOE 37	146093 (100%)	092P	2007/aug/10	505.665
519420	JOE 38	146093 (100%)	092P	2011/dec/31	505.420
519421	JOE 39	146093 (100%)	092P	2011/dec/31	505.425
524206	JOE 40	146093 (100%)	092P	2011/dec/31	484.965
524207	JOE 41	146093 (100%)	092P	2011/dec/31	484.967
530946	JOE 42	146093 (100%)	092P	2010/mar/31	403.957
530947	JOE 43	146093 (100%)	092P	2010/mar/31	323.166
530948	JOE 44	146093 (100%)	092P	2011/dec/31	484.966
542442	JOE 45	146093 (100%)	092P	2008/dec/31	505.424
542443	JOE 46	146093 (100%)	092P	2011/dec/31	485.035

542444	JOE 47	146093 (100%)	092P	2007/oct/04	484.906
542445	JOE 48	146093 (100%)	092P	2007/oct/04	444.397
542446	JOE 49	146093 (100%)	092P	2007/oct/04	444.318
542447	JOE 50	146093 (100%)	092P	2007/oct/04	484.491
542449	JOE 51	146093 (100%)	092P	2007/oct/04	484.492
542450	JOE 52	146093 (100%)	092P	2007/oct/04	484.490
542451	JOE 53	146093 (100%)	092P	2007/oct/04	484.485
542452	JOE 54	146093 (100%)	092P	2007/oct/04	484.483
542454	JOE 55	146093 (100%)	092P	2007/oct/04	484.484
542455	JOE 56	146093 (100%)	092P	2007/oct/04	484.484
542456	JOE 57	146093 (100%)	092P	2007/oct/04	484.484
542458	JOE 58	146093 (100%)	092P	2007/oct/04	484.440
542462	JOE 59	146093 (100%)	092P	2007/oct/04	484.678
542463	JOE 60	146093 (100%)	092P	2007/oct/04	444.417
542483	JOE 61	146093 (100%)	092P	2007/oct/04	484.947
542486	JOE 62	146093 (100%)	092P	2007/oct/04	485.078
542487	JOE 63	146093 (100%)	092P	2007/oct/04	485.231
542488	JOE 64	146093 (100%)	092P	2011/dec/31	505.421
542489	JOE 65	146093 (100%)	092P	2011/dec/31	485.312
542490	JOE 66	146093 (100%)	092P	2011/dec/31	485.468
542491	JOE 67	146093 (100%)	092P	2008/dec/31	485.609
542492	JOE 68	146093 (100%)	092P	2008/dec/31	485.740
542493	JOE 69	146093 (100%)	092P	2008/dec/31	485.872
542494	JOE 70	146093 (100%)	092P	2008/dec/31	486.003
542496	JOE 71	146093 (100%)	092P	2008/dec/31	486.135
542498	JOE 72	146093 (100%)	092P	2008/dec/31	506.500

*146093 = Amarc Resources Ltd. Free Miner License Number